January 22, 2009

President’s Report

FHLBNY Declares a 1.09% Initial Dividend
for the Fourth Quarter of 2008

The Board of Directors of the Federal Home Loan Bank of New York has declared a fourth quarter dividend at the rate of 1.09% (annualized). The dollar amount of the fourth quarter dividend will be approximately $16 million. The dividend will be distributed to member financial institutions on January 30, 2009. In addition, our Board of Directors unanimously agreed with management’s recommendation to consider a supplement to the fourth quarter dividend after we complete the review of our non-agency mortgage-backed securities (MBS) portfolio for other-than-temporary impairment (OTTI).

As of September 30, 2008, our security level analysis indicated that none of our private-label MBS were other-than-temporarily impaired. At that time, the book value of our non-agency MBS was $2.0 billion. More than 80% of the MBS in our portfolio consists of Fannie Mae and Freddie Mac issues.

In view of possible income volatility that could result from OTTI, as well as the critical nature of this determination, we are subjecting the non-agency MBS to substantial review. Once our OTTI analysis and fourth quarter income are determined, our Board of Directors will make a decision regarding a potential supplemental fourth quarter dividend. Based on our current knowledge, we do not expect to record material impairment charges in relation to our non-agency MBS portfolio. Although we cannot predict with certainty when this income determination will be completed, we anticipate it will be accomplished in late February. At that time a supplemental dividend could be declared. A possible scenario is that the Bank could be able to declare a supplemental dividend of 1.9%, bringing the total dividend for the fourth quarter to approximately 3.00%.

Please note that in the future — primarily due to the effects of conforming with current accounting rules — the Bank plans to make dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The Home Loan Bank appreciates your patience as we finalize the analysis to ensure complete and accurate results. We value our relationship with you and remain focused on providing liquidity to help you meet your business needs and preserving your capital.

Sincerely,

Alfred A. DelliBovi

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.